UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2010

MAN SHING AGRICULTURAL HOLDINGS, INC.
 (Exact Name of Registrant as Specified in Charter)

Nevada	000-53146	98-0660577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 1005, 10/F, Tower B
Hunghom Commercial Centre
37 Ma Tau Wai Road, Hunghom
Kowloon, Hong Kong
 (Registrant’s Address)

Registrant’s telephone number, including area code: (86) 536-4644888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 20, 2010, Mr. Eddie Cheung resigned as Chief Executive Officer and a member of the Board of Directors and Mr. Ji Yang resigned as a member of the Board of Directors of Man Shing Agricultural Holdings, Inc. (the “Company”).  Mr. Shili Liu was appointed Chief Executive Officer of the Company effective December 20, 2010, and remains the President and Chairman of the Company.  Messrs. Cheung and Yang resigned from their respective positions with the Company for the following reasons (which were expressed in a letter attached hereto as exhibit 99.1):

1.
Each of them believed that the Company had inadequately responded to the legal letter sent to the Company respecting the Service Agreement between a wholly owned subsidiary of the Company and Excel Linker Capital (Asia) Ltd.. (“Excel Linker”);

2.
Mr. Shili Liu wired $1,100,000 back to a potential investor without the knowledge of certain members of the Company’s Board of Directors and without discussing the wire with the Board of Directors; and

3.	Certain members of the Company’s Board of Directors did not receive the appropriate directors remuneration.

The Company responded to the foregoing items in a letter, attached hereto as exhibit 99.2, which indicated that:

1.	The Company engaged a law firm to deal with and respond to the legal letter from Excel Linker and noted that Excel Linker has deregistered and dissolved on November 13, 2009;
2.
The wire transfer was made to return funds to a potential investor at the request of the investor prior to the closing of the applicable transaction and that it was only because Mr. Cheung could not be contacted by Mr. Liu and did not return the phone calls of Mr. Liu that he did not know of the intended wire transfer; and

3.	The Company has been handling the matter of the directors remuneration and that the allegation that the Company was in arrears on these payments is groundless and unreasonable.

On December 20, 2010, the remaining members of the Board of Directors of the Company appointed Mr. Xuguang Qiao and Mr. Kun Xu to serve as members of the Board of Directors of the Company.

Mr. Qiao, 45, is currently the Vice-President of College of Food Science & Project Engineering, and is also currently a Professor and Tutor of Doctorate Students, at Shandong Agricultural University, and has served various roles for Shandong Agricultural University since 1988. Mr. Qiao is also currently a council member of the Chinese Institute of Food Science and Technology (CIFST), an executive member of the Council of Fruit and Vegetable Processing of CIFST, and Vice-president of Institute of Food Science and Technology of Shandong Province. Mr. Qiao received a PhD in Processing and Storage of Agriculture Products and a Master degree majoring in Agriculture from the China University of Agriculture. Mr. Qiao received a Bachelor degree majoring in Agriculture from Shandong Agricultural University.

Mr. Xu, 46, is currently a Tutor of Doctorate Students at the College of Horticulture Science and Engineering of Shandong Agricultural University and has served various roles for Shandong Agricultural University since 1982. Mr. Xu also currently serves as the Vice-President of the Leek, Ginger and Garlic of Society for Horticultural Science, the Secretary General of Ginger Industrial Technology Innovation and Strategic Alliances of Shandong, the Vice Chairman of Chinese Peasants' and Workers' Democratic Party of Taian, and as a Standing Member of the Taian Committee of Chinese People's Political Consultative Conference. Mr. Xu received a Master and Bachelor degree majoring in Agriculture from Shandong Agricultural University.

Mr. Liu has served as president and Chairman of the Company since August 31, 2009. Mr. Liu has over 18 years of experience in the agricultural industry. He began his career with Rulin Enterprises located in Shandong province as deputy general manger in 1992. Mr. Liu became a Chairman of Weifang Xinsheng Food Co., Ltd in 1998. We appointed Mr. Liu to serve as a member of our board of directors due to his solid experience in the agricultural industry.

There are no family relationships between either of Messrs. Qiao, Xu or Liu and any of the executive officers or directors of the Company.

Item 9.01          Financial Statements and Exhibits.

Exhibits	Description
99.1	Letter of resignation from Eddie Cheung and Ji Yang dated December 20, 2010
99.2	Response letter from the Company dated December 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 27, 2010		MAN SHING AGRICULTURAL HOLDINGS, INC.

	By:	/s/ Shili Liu
Shili Liu
Chairman and President